Exhibit 11.1


                              TEJAS GAS CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                                                             THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                                  JUNE 30,                          JUNE 30,
                                                                          ------------------------          ------------------------
                                                                            1997             1996             1997             1996
                                                                          -------          -------          -------          -------
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average number of common shares
     outstanding ...............................................           20,563           17,407           20,559           17,406
Incremental common shares resulting from
     assumed exercise of stock options based
     on the stock's daily average market price .................             --               --               --               --
                                                                          -------          -------          -------          -------
Weighted average number of common shares
     outstanding and common equivalent shares
     for primary calculation ...................................           20,563           17,407           20,559           17,406
Incremental common shares resulting from
     assumed exercise of stock options based
     on the more dilutive of the stock's daily
     average market price or ending price ......................             --               --               --               --
                                                                          -------          -------          -------          -------
Weighted average number of common shares
     outstanding and common equivalent shares
     assuming full dilution ....................................           20,563           17,407           20,559           17,406
NET EARNINGS APPLICABLE TO COMMON STOCK ........................          $ 7,285          $ 5,917          $18,492          $14,757
                                                                          -------          -------          -------          -------
EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE:
     Primary ...................................................          $  0.35          $  0.34          $  0.90          $  0.85
                                                                          =======          =======          =======          =======
     Fully-diluted .............................................          $  0.35          $  0.34          $  0.90          $  0.85
                                                                          =======          =======          =======          =======